As filed with the Securities and Exchange Commission on December 22, 2010 Registration No. ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WAUSAU PAPER CORP.
(Exact name of registrant as specified in its charter)

WISCONSIN	39-0690900
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

100 PAPER PLACE
MOSINEE, WI 54455-9099
(Address of principal executive offices) (Zip Code)

WAUSAU PAPER CORP. 2010 STOCK INCENTIVE PLAN
(Full title of the plan)

Scott P. Doescher
Executive Vice President, Finance
Wausau Paper Corp.
100 Paper Place
Mosinee, WI 54455-9099
(715) 693-4470
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Matthew D. Rowe
Ruder Ware, L.L.S.C.
500 First Street, Suite 8000
P.O. Box 8050
Wausau, WI 54402-8050
(715) 845-4336

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed
securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered(1)	price per share(2)	offering price(2)	registration fee

Common stock,	2,500,000	$8.14	$20,350,000	$1,450.95
no par value	shares

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2) The Proposed Maximum Aggregate Offering Price Per Share represents a weighted average of the following estimates calculated in accordance with Rule 457(h). With respect to the 15,000 shares subject to outstanding options to purchase common stock under the plan, the Proposed Maximum Aggregate Offering Price Per Share is equal to the weighted average exercise price of $6.54 per share pursuant to
Rule 457(h). With respect to the 2,485,000 shares of common stock available for future issuance under the Plan for which the price at which options to be granted in the future is not currently determined, the estimated Proposed Maximum Offering Price Per Share was determined pursuant to Rule 457(c) based on the price reported on the New York Stock Exchange on December 15, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 Registration Statement (the “Registration Statement”) will be sent or given to participants in the plan listed on the cover of the Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, filed by Wausau Paper Corp. (the “Registrant”), are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which is referred to in this Registration Statement as the “Exchange Act”):

(a)

The Registrant’s annual report on Form 10-K for the year ended December 31, 2009, filed with the Commission on March 1, 2010, including all material incorporated by reference therein (the “Form 10-K”).  Note that, at December 31, 2009, and during the year then ended, the Registrant’s operations were classified into three principal reportable segments:  Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Effective January 1, 2010, the Registrant combined the Specialty Products and Printing & Writing segments into a single strategic operating unit.  The consolidation did not impact the organization of the Registrant’s Towel & Tissue business segment, nor did the consolidation of segments have a material impact on the Registrant’s consolidated financial statements.  The asset information, sales, operating profit, and other significant items shown by segment below have, however, been restated in comparison to the presentation contained in the Form 10-K in order to show the information in accordance with the segment disclosures that became effective on January 1, 2010.

(in thousands, except ton data)	December 31,	December 31,
	2009	2008

Segment assets (unaudited)
Paper	$410,901	$459,575
Tissue	215,607	210,977
Corporate & Unallocated*	28,593	40,298
	$655,101	$710,850

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.

	Twelve Months
	Ended December 31,
	2009	2008

Net sales external customers (unaudited)
Paper	$ 695,929	$ 858,353
Tissue	336,215	333,411
	$1,032,144	$1,191,764

Operating profit (loss) (unaudited)
Paper	$ 9,602	$ (38,592)
Tissue	49,469	32,793
Corporate & Eliminations	(14,998)	(10,955)
	$ 44,073	$ (16,754)

Depreciation, depletion, and amortization (unaudited)
Paper	$ 44,779	$ 41,367
Tissue	28,453	27,278
Corporate & Unallocated	1,928	823
	$ 75,160	$ 69,468

Tons sold (unaudited)
Paper	508,483	603,608
Tissue	176,562	178,351
	685,045	781,959

(b)

The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 10, 2010, including all material incorporated by reference therein.

(c)

The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the Commission on August 9, 2010, including all material incorporated by reference therein.

(d)

The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the Commission on November 9, 2010, including all material incorporated by reference therein.

(e)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

(f)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any amendment or report filed for the purposes of updating such description.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference to this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant is incorporated under the Wisconsin Business Corporation Law.  Pursuant to sections 180.0850 to 180.0859 of the Wisconsin statutes, subject to the limitations stated therein, the Registrant is required to indemnify any director or officer against liability and reasonable expenses (including attorneys’ fees) incurred by such person in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding in which such person is made a party by reason of being or having been a director or officer of the Registrant, unless liability was incurred because such person breached or failed to perform a duty owed to the Registrant which constituted (1) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which such person has a material conflict of interest; (2) a violation of criminal law, unless such person had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (3) a transaction from which such person derived an improper personal profit; or (4) willful misconduct.  The statute provides that indemnification pursuant to its provisions is not exclusive of other rights or indemnification to which a person may be entitled under the Registrant’s articles of incorporation or bylaws, or any written agreement, vote of shareholders or disinterested directors, or otherwise.

Section 180.0859 of the Wisconsin statutes provides that it is the public policy of the State of Wisconsin that such indemnification provisions apply, to the extent applicable to any other proceeding, to, among other things, the offer, sale or purchase of securities in any proceeding involving a state or federal statute.

Bylaw ten of the Registrant’s bylaws requires that the Registrant indemnify its directors and officers to the fullest extent provided under Wisconsin law.  Directors and officers of the Registrant are also insured, subject to certain specified exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective offices, which include claims under the Securities Act of 1933, as amended.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1

The Registrant’s 2010 Stock Option Plan

5.1

Opinion of Ruder Ware, L.L.S.C. (including consent)

23.1

Consent of Ruder Ware, L.L.S.C. (included in Exhibit 5.1)

23.2

Consent of Deloitte & Touche LLP

24.1

Powers of attorney are set forth under “Signatures,” Part II, page 4 of this Form S-8.

Item 9.  Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (or the most recent post-effective amendment thereto); and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mosinee, State of Wisconsin, on December 17, 2010.

WAUSAU PAPER CORP.

By:  SCOTT P. DOESCHER

Scott P. Doescher

Executive Vice President-Finance

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints the President and Chief Executive Officer or the Executive Vice President-Finance of Wausau Paper Corp., or either of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and on his behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments and any amendment or amendments or abbreviated registration statement increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 17, 2010.

THOMAS J. HOWATT

Thomas J. Howatt

President and Chief Executive Officer

(Principal Executive Officer)

SAN W. ORR, JR

ANDREW N. BAUR

San W. Orr, Jr.

Andrew N. Baur

Chairman of the Board

Director

DENNIS J. KUESTER

G. WATTS HUMPHREY, JR.

Dennis J. Kuester

G. Watts Humphrey, Jr.

Director

Director

GARY W. FREELS

MICHAEL M. KNETTER

Gary W. Freels

Michael M. Knetter

Director

Director

EXHIBIT INDEX

to

FORM S-8

of

WAUSAU PAPER CORP.

Pursuant to '232.102(d) of Regulation S-T

(17 C.F.R. '232.102(d))

4.1

Registrant’s 2010 Stock Option Plan

5.1

Opinion of Ruder Ware, L.L.S.C. (including consent)

23.1

Consent of Ruder Ware, L.L.S.C. (included in Exhibit 5.1)

23.2

Consent of Deloitte & Touche, LLP

24.1

Powers of attorney are set forth under “Signatures,” Part II, page 5 of this Form S-8.